Exhibit 10.5

CONSULTING AGREEMENT
This CONSULTING AGREEMENT (this “Agreement”) is entered into between P3 Health Group Management, LLC (“OpCo”), P3 Health Partners, Inc., a Delaware corporation (“TopCo” and, together with OpCo, the “Company”), and Sherif Abdou (the “Consultant”), and is effective as of the later of (i) 12:00 p.m. ET on May 8, 2024 and (ii) receipt and effectiveness of a letter from the Consultant to the Company announcing the Consultant’s resignation from all positions of employment at the Company (the “Effective Date”).
W I T N E S S E T H
WHEREAS, effective as of 12:00 p.m. ET on May 8, 2024, the Consultant’s employment as Chief Executive Officer of the Company ended;
WHEREAS, the parties desire to continue the Consultant’s role with the Company as a consultant, as contemplated by that certain Executive Employment Agreement between the Company and the Consultant executed as of May 15, 2022 (the “Employment Agreement”);
WHEREAS, the Company and the Consultant desire to enter into this Agreement as to the terms of the Consultant’s consulting relationship with the Company; and
NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.CONSULTING SERVICES.
(a)CONSULTING PERIOD. The term of this Agreement and the consulting relationship between the Company and the Consultant shall commence on the Effective Date and, unless this Agreement and the consulting relationship established hereby are earlier terminated as provided for herein, shall end on April 30, 2025 (such date, the “Termination Date” and such period, the “Consulting Period”).

(b)SERVICES. During the Consulting Period, the Consultant shall serve as Senior Advisor to the Board and CEO, and in such position will provide services with regard to the business and operations of the Company as requested by the Board of Directors of TopCo (the “Board”) or the Company’s Chief Executive Officer (the “Services”). The Consultant acknowledges and agrees that the Services shall be performed with the degree of skill, care and diligence expected of a professional experienced in providing the same or similar services, and using the Consultant’s reasonable best efforts to promote the business and interests of the Company. The Consultant shall provide the Services to the Company at times mutually agreed to by the Consultant and the Company. During the Consulting Period, the Consultant shall comply with all applicable policies of the Company. The parties acknowledge that, as of the Effective Date, (i) the Consultant shall continue to be a member of the Board and (ii) the Consultant shall not be entitled to receive compensation pursuant to TopCo’s Director Compensation Program. In addition, the parties acknowledge that the Consultant will work no more than 20 percent of the average level of his bona fide services performed prior to the Effective Time.
(c)COMPENSATION. The Company shall pay the Consultant a fee (the “Consulting Fee”) of $400,000 as consideration for Services during the Consulting Period. The Consulting Fees shall be paid to Consultant in six (6) substantially equal installments within ten (10) business days following the first day of each of May - October 2024.
(d)BUSINESS EXPENSES. During the Consulting Period, the Company shall reimburse the Consultant for reasonable expenses in accordance with the Company’s substantiation and reimbursement policies applicable to independent contractors, as in effect from time to time.
2.TERMINATION OF CONSULTING RELATIONSHIP.
(a)GENERAL. This Agreement and the consulting relationship established hereby shall terminate automatically upon the Termination Date. In addition, this Agreement and the consulting relationship established hereby may be terminated for convenience or due to non-performance by either party after providing at least 30 days’ written notice to the other party. If this Agreement and the consulting relationship established hereby is terminated prior to the Termination Date, then the Company shall pay to the Consultant any earned but unpaid Consulting Fee and the Consultant shall not be entitled to any further payments or benefits in connection with or following the termination of this Agreement.

(b)RETURN OF PROPERTY. If this Agreement and the consulting relationship established hereby terminates and, in connection therewith, the Consultant does not remain in service with the Company, then the Consultant agrees to return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that the Consultant has in the Consultant’s possession, custody or control.

3.INDEPENDENT CONTRACTOR. The Company and the Consultant expressly agree that, during the Consulting Period, the Consultant shall be an independent contractor and the Consultant shall not be construed to be an employee of the Company in any matter under any circumstances or for any purposes whatsoever. Nothing in this Agreement shall establish an agency, partnership, joint venture or employee relationship between the Company and the Consultant, and the Consultant shall not represent that the Consultant is an employee of the Company. Without limiting the generality of the foregoing, during the Consulting Period (i) the Company shall not pay, on the account of the Consultant, any unemployment tax, or other taxes required under the law to be paid with respect to employees and shall not withhold any monies from the fees payable pursuant to this Agreement for income or employment tax purposes, and (ii) the Company shall not provide the Consultant with, and the Consultant shall not be eligible to receive, from the Company under any Company plan, any benefits, including without limitation, any pension, health, welfare, retirement, workers’ compensation or other insurance benefits, but other than COBRA benefits. The Consultant shall be solely responsible for all taxes arising in connection with any fees or other compensation paid to the Consultant under this Agreement during the Consulting Period, including without limitation any and all federal, state, local and foreign income and employment taxes.
4.NO ASSIGNMENTS. This Agreement may not be assigned, including by change of control, merger, acquisition, or any business combination, by any party without first obtaining the written consent of the other party, which consent shall not be unreasonably withheld.
5.NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Consultant: at the Consultant’s last known address on the records of the Company.
With a Copy to
Nutile Law
7395 S. Pecos Road, Ste 103
Las Vegas, NV 89120
Attn: Maria Nutile, Esq.

If to the Company:
P3 Health Partners Inc.
c/o Mark Thierer, Chairman
2370 Corporate Cir. #300
Henderson, NV 89074

With a Copy to
P3 Health Partners Inc.
Attn: General Counsel
2370 Corporate Cir. #300
Henderson, NV 89074

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

6.SEVERABILITY. The provisions of this Agreement shall be deemed severable and invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
7.LEGAL COUNSEL; MUTUAL DRAFTING. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against the Company or the Consultant on the basis of that party being the drafter of such language.
8.GOVERNING LAW; JURISDICTION; NO TRIAL BY JURY. This Agreement, the rights and obligations of the parties hereto, any claims or disputes relating thereto, or any proceeding relating to the Consultant’s services with the Company or any affiliate hereunder, or for the recognition and enforcement of any judgment in respect thereof, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its choice of law provisions. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES HERETO WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES HERETO DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT AND/OR THE CONSULTANT’S SERVICE WITH THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR THE CONSULTANT’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT. ANY DISPUTE PERMITTED TO BE BROUGHT IN COURT SHALL BE HEARD IN THE STATE OR FEDERAL COURTS SITTING IN LAS VEGAS, NEVADA AND THE PARTIES AGREE TO JURISDICTION AND VENUE THEREIN.
9.ARBITRATION. Any dispute, controversy, or claim arising out of relating to this Agreement, or the Consultant’s service with the Company hereunder, shall be resolved by binding arbitration before a single arbitrator in accordance with the then-current Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (which are available at https://www.adr.org/sites/default/files/EmploymentRules_Web_2.pdf), however, that any party may seek injunctive relief to protect his or its rights hereunder in court.
10.MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Consultant and such officer or director as may be designated by the Board.

11.SURVIVAL OF PROVISIONS. The obligations contained in Sections 4 through 11 of this Agreement shall survive the termination or expiration of the Consulting Period and the Consultant’s services with the Company.
12.ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Consultant, on the one hand, and the Company or any Affiliate of the Company or any predecessor of any of the foregoing, on the other hand, with respect to such subject matter. Notwithstanding the generality of the foregoing, this Agreement shall not supersede (i) Sections 7 through 19 of the Employment Agreement, (ii) the Transaction Bonus Agreement between the Consultant and OpCo, dated May 2022, (iii) the Restricted Stock Unit Grant Notice between the Consultant and TopCo, with a grant date of August 4, 2023 and including all exhibits thereto, (iv) the Separation Agreement executed by the Consultant on or about the date hereof and/or (v) the Company Release executed by the Company on or about the date hereof.
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IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

“OPCO” By: /s/ Atul Kavthekar Name: Atul Kavthekar Title: Authorized Officer

“TOPCO” By: /s/ Mary Tolan Name: Mary Tolan Title: Member, Board of Directors

“CONSULTANT” /s/ Sherif Abdou, M.D. Sherif Abdou, M.D.

[Signature page to Consulting Agreement (S. Abdou)]